Exhibit 99.3



                     CUC International Inc. and Subsidiaries

         Exhibit 99.3--Selected Supplemental Consolidated Financial Data


(In thousands, except for per common share data)

                                                                            Year Ended January 31,
                                             --------------------------------------------------------------------------------------
                                                  1996 (b)           1995 (b)           1994          1993 (b)          1992
                                             --------------------------------------------------------------------------------------
Income Statement Data (a)
Total revenues                               $    1,935,232      $   1,554,611     $    1,278,664  $    1,043,311      $904,052
Income from continuing operations before
   income taxes                                     235,312 (c)        256,931 (f)        198,319         117,434       100,896 (g)
Income from continuing operations                   144,975 (c)        162,057 (f)        124,705          80,239        70,479 (g)
Income per common share from continuing
   operations (d)                            $          .55 (c)  $         .64 (f) $          .51  $          .35  $        .37 (g)
Cash dividends per common share (i)          $          .02      $         .02     $          .02  $          .02  $        .02
                                             ======================================================================================
Weighted average number of common and
   dilutive common equivalent shares
   outstanding (d)                                  261,472            252,842            243,943         227,141      192,108
                                             ======================================================================================
                                             ======================================================================================

Balance Sheet Data (a)
Total assets (e)                                 $2,068,196         $1,772,122         $1,199,805      $1,032,269     $814,961
Long-term obligations (h)                             6,481             22,872             24,235          30,091       16,336
Zero coupon convertible notes                        14,410             15,046             22,176          37,295       69,228
Convertible debt                                     23,389             34,634                  -               -            -
Stockholders' equity                              1,002,523 (j)        826,083            558,181         389,461      235,675
Working capital (e)                                 759,271            523,996            298,230         147,475      167,394


(a) Includes acquisitions accounted for in accordance with the pooling-of-interests method of accounting (see Note B to Supplemental Consolidated Financial Statements).

(b) Includes acquisitions accounted for in accordance with the purchase method of accounting (see Note B to the Supplemental Consolidated Financial Statements).

(c) Includes provision for costs incurred in connection with the acquisition of Advance Ross Corporation ("Advance Ross"). The charge aggregated $5.2 million ($4.2 million or $.02 per common share after-tax effect). Also during fiscal 1996, Ideon Group, Inc. ("Ideon") recorded pre-tax charges of $43.8 million related to the abandonment of certain new product development efforts and the restructuring of its SafeCard division and its corporate infrastructure.

(d) Adjusted to give retroactive effect to the three-for-two stock split effective June 30, 1995 for shareholders of record on June 19, 1995.

(e) All periods presented reflect the Company's reclassifications of deferred membership acquisition costs (previously classified as an offset to deferred membership income) and membership solicitations in process (previously classified as a current asset) to noncurrent assets.

(f) During fiscal 1995, Ideon recorded a pre-tax charge of $7.9 million for various severance agreements and a lease termination in connection with a reorganization of its operations and senior management team.

(g) Includes provision for costs incurred in connection with the integration of the operations of the Company and Entertainment Publishing Corp. (acquired during fiscal 1992 in a transaction accounted for in accordance with the pooling-of-interests method) and costs of professional fees and other expenses related to the merger with Entertainment Publishing Corp. The charge aggregated $20.7 million ($15 million or $.09 per common share after-tax effect). Also includes a gain from the sale of an unconsolidated affiliate of Advance Ross. The gain aggregated $11.7 million ($7 million or $.04 per common share after-tax effect). In addition, includes a pre-tax charge of $17.5 million in connection with Ideon's relocation of an operations center.

(h) Includes current portion of long-term debt of $1.4 million, $9 million, $6.3 million, $3.4 million and $1.2 million at January 31, 1996, 1995, 1994, 1993 and 1992, respectively. Excludes $15.4 million, $11.8 million, $5.5 million, $23.2 million and $26.7 million of amounts due under revolving credit facilities at January 31, 1996, 1995, 1994, 1993 and 1992, respectively, and $6 million due at January 31, 1993 under a note payable issued in connection with the acquisition of Sally Foster Gift Wrap, LP.

(i) Represents cash dividends paid to Ideon common stockholders. No Common Stock cash dividends have been paid or declared during the five years ended January 31, 1996. However, an insignificant amount of cash dividends were paid in respect of the NAOG common stock for the fiscal years ended January 31, 1994, 1993 and 1992.

(j) Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31 (the "Ideon Transition Period"). The Ideon Transition Period has been excluded from the accompanying supplemental consolidated statement of income. Ideon's revenues and net loss for the Ideon Transition Period were $34.7 million and $(49.9) million, respectively. The net loss for the Ideon Transition Period was principally the result of a $65.5 million one-time, non-cash, pretax charge recorded in connection with a change in accounting for deferred membership acquisition costs.